                                                                     Exhibit 1.1

         [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P APPEARS HERE]

                                                                 Sandler O'Neill

October 24, 1997

Mr. John P. Mulkerin
President and Chief Executive Officer
First Savings Bank, SLA
1000 Woodbridge Center Drive
Perth Amboy, New Jersey 07095

Dear Mr. Mulkerin:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to First Savings Bank, SLA (the "Bank") in connection with the Bank's proposed conversion from mutual holding company status to full stock form (the "Conversion"), including the offer and sale of certain shares of the common stock of the proposed new holding company for the Bank (the "Holding Company") to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Holding Company's common stock are sold in the Conversion. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES
-----------------

     Sandler O'Neill will act as a consultant and advisor to the Bank and the Holding Company and will work with the Bank's management, counsel, accountants and other advisors in connection with the Conversion and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the common stock, particularly with regard to aspects of the appraisal involving the methodology employed;

     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

First Savings Bank, SLA
October 24, 1997
Page 2                                                           Sandler O'Neill


     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion.


FEES
----

     If the Conversion is consummated, the Bank agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

     1. a fee of one and fifteen-hundredths (1.15%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering to eligible account holders, current depositors and in the Direct Community Offering, excluding in each case shares purchased by
          (i) any benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families (whether or not living in the same household); and

     2. with respect to any shares of the Holding Company's common stock sold by any NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one and fifteen-hundredths (1.15%) of the Actual Purchase Price. Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of one and fifteen-hundredths (1.15%) of the Actual Purchase Price of such shares.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Conversion is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Conversion. In recognition of the long lead times involved in the conversion process, the Bank agrees to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be

First Savings Bank, SLA
October 24, 1997
Page 3                                                           Sandler O'Neill


payable upon commencement of the Subscription Offering, which shall be credited against any fees payable hereunder.

SYNDICATED COMMUNITY OFFERING
-----------------------------

     If any shares of the Holding Company's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 7% of the aggregate Actual Purchase Price of the shares sold under such agreements and shall be subject to the prior approval of the Bank. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Conversion, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Holding Company's common stock.

COSTS AND EXPENSES
------------------

     Sandler O'Neill shall bear all of its out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Conversion is consummated, including, without limitation, legal fees and disbursements of Sandler O'Neill's counsel, costs of temporary employees hired by Sandler O'Neill in connection with its engagement hereunder, advertising, promotional, syndication (including Sandler O'Neill's costs associated with any road shows or investor meetings) and travel expenses.

     As is customary, the Bank will bear all other expenses incurred in connection with the Conversion and the Offerings, including, without limitation,
(i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, appraiser and other advisors other than Sandler O'Neill and its advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Conversion is consummated; provided, however, that Sandler O'Neill shall not
                           --------  -------
incur any substantial expenses on behalf of the Bank or the Holding

First Savings Bank, SLA
October 24, 1997
Page 4                                                           Sandler O'Neill


Company pursuant to this paragraph without the prior approval of the Bank.


POST-CONVERSION GENERAL ADVISORY SERVICES
-----------------------------------------

     If the Conversion is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Holding Company, the Bank and their subsidiaries (referred to collectively in this paragraph as the "Company") in connection with the Company's general strategic planning ("General Advisory Services"). In connection with such General Advisory Services, we would expect to work with the Company's management, its counsel, accountants and other advisors to assess the Company's strategic alternatives and help implement a tactical plan to enhance the value of the Company. We anticipate that our activities would include, as appropriate, those activities outlined in Exhibit A hereto. Sandler O'Neill shall provide such services at the Company's request for a period of two years following the completion of the Conversion; provided,
                                                                  --------
however, that the Company shall reimburse Sandler O'Neill for its reasonable
-------
out-of-pocket expenses incurred in connection with providing such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time. Notwithstanding the above, the Company is under no obligation to receive or request such services.


DUE DILIGENCE REVIEW
--------------------

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.


BLUE SKY MATTERS
----------------

     The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.

First Savings Bank, SLA
October 24, 1997
Page 5                                                           Sandler O'Neill


CONFIDENTIALITY
---------------

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION
---------------

     Since Sandler O'Neill will be acting on behalf of the Bank and the Holding Company in connection with the Conversion, the Holding Company and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Conversion or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses upon presentation of invoices to the Bank) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the Holding
                              --------  -------
Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Conversion bears to that of Sandler O'Neill.

First Savings Bank, SLA
October 24, 1997
Page 6                                                           Sandler O'Neill


DEFINITIVE AGREEMENT
--------------------

     Sandler O'Neill and the Bank agree that (a) except as set forth in clause
(b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and Sandler O'Neill with respect to the subject matter hereof shall be (1) those set forth under the captions "Confidentiality" and "Indemnification," and (2) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions mutually acceptable to the Bank, the Holding Company and Sandler O'Neill.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 1999.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,

                                        Sandler O'Neill & Partners, L.P.
                                        By: Sandler O'Neill & Partners Corp.,
                                            the sole general partner

                                        By:  /s/ Mark B. Cohen
                                            -------------------------
                                            Mark B. Cohen
                                            Principal

Accepted and agreed to as of
the date first above written:

First Savings Bank, SLA

By: /s/ John P. Mulkerin  11.11.97
    ------------------------------
    Mr. John P. Mulkerin
    President and Chief Executive Officer

EXHIBIT A                                                        Sandler O'Neill


GENERAL ADVISORY SERVICES
--------------------------------------------------------------------------------


1. A review and analysis of the Company's current business and financial characteristic, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Company's competitive position relative to selected peer groups;

2. Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies and market environments;

3. An analysis of the impact on the franchise value of altering the Company's dividend policy, implementing a stock repurchase program, or changing the asset mix or other operating activities;

4. An analysis of the Company's acquisition resources, objectives and capacity to compete for acquisition opportunities;

5. A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6. A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Company;

7. A review of the Company's advance defensive preparation plans, including a comprehensive financial valuation and an analysis of stock ownership and trading activities;

8. A review with the Board of Directors of the Company of Sandler O'Neill's findings, with periodic updates as may be requested;

9. Ongoing general advice and counsel to management and the Board of Directors of the Company with respect to strategic and tactical issues; and

10. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Company.

         [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P APPEARS HERE]


                                                                 Sandler O'Neill

October 24, 1997


Mr. John P. Mulkerin
President and Chief Executive Officer
First Savings Bank, SLA
1000 Woodbridge Center Drive
Perth Amboy, New Jersey 07095

Dear Mr. Mulkerin:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as conversion agent to First Savings Bank, SLA (the "Bank") in connection with the Bank's proposed conversion from mutual holding company to full stock form (the "Conversion"). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES
-----------------

     In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

     I.   Consolidation of Accounts and Development of a Central File

     II.  Preparation of Proxy, Order and/or Request Forms

     III. Organization, Operation and Supervision of the Conversion Center

     IV.  Proxy Solicitation and Special Meeting Services

     V.   Subscription Services

Each of these services is further described in Appendix A to this agreement.

     For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $10,000. This fee is based upon a total number of unconsolidated accounts of approximately 107,000. No change in fees will occur as long as the variance in the number of accounts does not exceed 5%. In the event the actual number of accounts exceeds the number specified above by more than 5%, the fee will be proportionately increased.

First Savings Bank, SLA
October 24, 1997
Page 2                                                           Sandler O'Neill



     The feet set forth above is based upon the requirements of current regulations and the Plan of Conversion as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Conversion or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

     All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Conversion.


COSTS AND EXPENSES
------------------

     Sandler O'Neill shall bear all of its out-of-pocket expenses incurred in connection with its engagement hereunder, including, without limitation, costs of temporary employees hired by Sandler O'Neill in connection with its engagement hereunder, meals, lodging and travel expenses, telephone, postage, listings, forms and other similar expenses. As is customary, the Bank will bear all other expenses incurred in connection with the establishment and operation of the conversion center and the costs of soliciting votes and stock orders, including, without limitation, the costs of Bank employees, occupancy costs of the conversion center, stationery and office supplies, telephone, postage and delivery costs of communicating with depositors and potential investors in connection with the Conversion and other similar expenses.


RELIANCE ON INFORMATION PROVIDED
--------------------------------

     The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan which require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS
-----------

     Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other

First Savings Bank, SLA
October 24, 1997
Page 3                                                           Sandler O'Neill



than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

INDEMNIFICATION
---------------

     The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have been attributable to Sandler O'Neill's willful misconduct, bad faith or negligence.

MISCELLANEOUS
-------------

     The following addresses shall be sufficient for written notices to each other:


          If to you:       First Savings Bank, SLA
                           1000 Woodbridge Center Drive
                           Perth Amboy, New Jersey 07095

                           Attention:   Mr. John P. Mulkerin

First Savings Bank, SLA
October 24, 1997                                            Sandler O'Neill
Page 4


          If to us:      Sandler O'Neill & Partners, L.P.
                         747 Middle Neck Road
                         Great Neck, New York 11024

                         Attention:     Mr. Mark B. Cohen


     The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                   Very truly yours,

                                   Sandler O'Neill & Partners, L.P.
                                   By:  Sandler O'Neill & Partners Corp,
                                        the sole general partner

                                   By:  /s/ Mark B. Cohen
                                        -------------------------------
                                        Mark B. Cohen
                                        Principal

Accepted and agreed to as of
the date first above written:

First Savings Bank, SLA

By:  /s/ John P. Mulkerin  11.11.97
     ------------------------------
     Mr. John P. Mulkerin
     President and Chief Executive Officer

                                  APPENDIX A                     Sandler O'Neill
                                  ----------

                     OUTLINE OF CONVERSION AGENT SERVICES
                     ------------------------------------

I.   Consolidation of Accounts
     1.   Consolidate files in accordance with regulatory guidelines.
     2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
     3.   Our EDP format will be provided to your data processing people.

II.  Proxy/Order Form/Request Card Preparation
     1.   Vote calculation.
     2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.
     3.   Target group indentification for subscription offering.

III. Organization and Supervision of Conversion Center
     1. Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
     2. Assist in the training of all Bank personnel who will be staffing the conversion center.
     3.   Establish reporting procedures.
     4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.  Special Meeting Services
     1.   Direct proxy solicitation.
     2.   Proxy and ballot tabulation.
     3.   Act as or support inspector of election.
     4.   Delete voting record date accounts closed prior to special meeting.
     5.   Produce final report to vote.

V.   Subscription Services
     1.   Produce list of depositors by state (Blue Sky report).
     2.   Production of subscription rights and research books.
     3.   Stock order form processing.
     4.   Acknowledgement letter to confirm receipt of stock order.
     5.   Daily reports and analysis.
     6. Proration calculation and share allocation in the event of an oversubscription.
     7.   Produce charter shareholder list.
     8.   Interface with Transfer Agent for Stock Certificate issuance.
     9.   Refund and interest calculations.
     10.       Confirmation letter to confirm purchase of stock.
     11.       Notification of full/partial rejection of orders.
     12.       Production of 1099/Debit tape.

                                   A-1